Exhibit 2.2

Description of Securities Registered pursuant to Section 12 of the Securities Act of 1934

Ellomay Capital Ltd. (which may be referred to herein as the “Company”, “us” or “our”) has one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934 – Ordinary Shares, par value NIS 10.00 per share.

Set forth below is a brief description of certain provisions contained in the Company’s Memorandum of Association, the Company’s Second Amended and Restated Articles, as well as certain statutory provisions of Israeli law. The Memorandum of Association and the Articles are incorporated by reference herein. The description of certain provisions does not purport to be a complete summary of these provisions and is qualified in its entirety by reference to such exhibits and to Israeli law.

Authorized Share Capital

Our authorized share capital is three hundred million (300,000,000) New Israeli Shekels, divided into thirty million (30,000,000) ordinary shares, NIS 10.00 par value per share.

Due to the fact that we were incorporated prior to 1999, the year the Companies Law was enacted, a special majority of 75% of the shares voting on the matter is generally required in order to amend our Memorandum, however, pursuant to our Memorandum, changes to our capital structure, such as an increase in our authorized capital, only require the vote of a majority of the shares voting on the matter.

Rights of Shareholders

No preemptive rights are granted to holders of our ordinary shares under the Articles or the Companies Law. Each ordinary share is entitled to one vote on all matters to be voted on by shareholders, including the election of directors.

The directors, other than external directors who are elected for three-year terms, are elected annually at a general meeting of shareholders and remain in office until the next annual meeting at which time they retire, unless their office is previously vacated as provided in the Articles. A retiring director may be reelected. If no directors are elected at the annual meeting, all of the retiring directors remain in office pending their replacement at a general meeting. Holders of the ordinary shares do not have cumulative voting rights in the election of directors. Consequently, the holders of ordinary shares in the aggregate conferring more than 50% of the voting power, represented in person or by proxy, will have the power to elect all the directors.

Chairman of the Board

Our Articles provide that our Chairman of the Board shall have no casting vote.

Dividends and Liquidation Rights

Our Board of Directors is authorized to declare dividends, subject to applicable law. Dividends may be paid only out of profits and other surplus, as defined in the Companies Law, as of the end of the most recent financial statements or as accrued over a period of two years, whichever is higher. Alternatively, if we do not have sufficient profits or other surplus, then permission to effect a distribution can be granted by order of an Israeli court. In any event, a distribution is permitted only if there is no reasonable concern that the distribution will prevent us from satisfying our existing and foreseeable obligations as they become due.

Upon recommendation by the Board, dividends may be paid, in whole or in part, by the distribution of certain of our specific assets, of our shares or debentures, or shares or debentures of any other company, or in any combination of such manners. Subject to special or restricted rights conferred upon the holders of shares as to dividends, if any, the dividends shall be distributed in accordance with our paid-up capital attributable to the shares for which the dividend has been declared. Our obligation to pay dividends or any other amount in respect of shares may be set-off against any indebtedness, however arising, liquidated or non-liquidated, of the person entitled to receive the dividend. Any dividend unclaimed within the period of seven years from the date stipulated for its payment shall be forfeited and returned to us, unless otherwise directed by our Board. In the event of the winding up of Ellomay, then, after satisfaction of liabilities to creditors and subject to provisions of any applicable law and to any special or restricted rights attached to a share, our assets in excess of our liabilities will be distributed among the shareholders in proportion to the paid-up capital attributable to the shares in respect of which the distribution is being made. Dividend and liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions

We may, subject to any applicable law, issue redeemable securities and then redeem them.

Liability to Capital Calls

The liability of our shareholders for the indebtedness of the Company is limited to payment of the nominal value of the shares held by them.

Certain Transactions with Controlling Persons

No provision in the Articles discriminates against an existing or prospective holder of securities, as a result of such shareholder owning a substantial amount of shares. However, the Companies Law extends the disclosure requirements applicable to office holders as described in “Board Practices” under “Management” above, to a controlling shareholder in a public company. For purposes of the issues described in these paragraphs, the Companies Law defines a controlling shareholder a shareholder who can direct the activities of the company, including a presumption that a person who holds 25% or more of the voting rights at the company’s general meeting, provided there is no other person that holds more than 50% of the voting rights in such company, is a controlling shareholder. If two or more shareholders are interested parties in the same transaction, their shareholdings are combined for the purposes of calculating the percentages held by them. If two or more shareholders are parties to a voting agreement, their interests are also generally combined for the purposes of calculating percentages.

“Extraordinary Transactions” (as such term is defined by the Companies Law and as set forth in “Board Practices” under “Management” above) of a public company with its controlling shareholder or with another person if the controlling shareholder has a personal interest in such transaction, including certain private offering of securities in which the controlling shareholder has a personal interest, a transaction between a company and a controlling shareholder or her or his relative, directly or indirectly, including through a company controlled by her or him, relating to the receipt by the company of services from her or him, and, if such controlling shareholder or her or his relative are office holders, a transaction in connection with their Terms of Service and Employment or, if he or she is an employee of the company and not an office holder, a transaction of the company with such person in connection with his or her employment by the company, all are required to be for the benefit of the company and require the approval of the audit committee, the board of directors and the shareholders. The shareholders’ approval of such a transaction requires a simple majority approval and the fulfillment of one of the following conditions: (i) at least a majority of the votes cast by shareholders who have no personal interest in the transaction and who vote on the matter are voted in favor of the transaction, or (ii) the votes cast by shareholders who have no personal interest in the transaction voted against the transaction do not represent more than two percent of the voting rights in the company. In addition, any such transaction with a term that exceeds three years requires approval as described above every three years, unless (with respect only to extraordinary transactions and not to other transactions that require the special approval process) the audit committee approves that a longer term is reasonable under the circumstances.

Pursuant to the Relief Regulations, certain extraordinary transactions between a company and its controlling shareholder(s), certain undertakings of a company to its directors in connection with their terms of service and certain transactions between a company and its controlling shareholder(s) or their relatives in their capacity as office holders or employees of the company may be approved, if the conditions set forth in such regulations are met, without the requirement to obtain shareholder approval. The Relief Regulations require that the company’s audit committee and board of directors determine that the conditions set forth in the Relief Regulations are met. One of the alternative conditions for approving an extraordinary transaction with a controlling shareholder is that such transaction only benefits the company. Another available condition is that the transaction is in the ordinary course of business, on market terms, and does not harm the company.

Changing Rights Attached to Shares

According to our Articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class by the majority that is generally required for the amendment of the Articles or, if higher, the Memorandum. The provisions of the Articles relating to General Meetings of our shareholders shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a specific class; provided, however, that the requisite quorum at any such separate General Meeting shall be one or more members present in person or by proxy and holding not less than thirty three and one third percent (33 1/3%) of the issued shares of such class.

Pursuant to the Companies Law, the quorum requirement for General Meetings and for separate General Meetings for holders of a specific class may be satisfied with the presence of at least two members present in person or by proxy and holding not less than 25% of the outstanding shares, or the shares of such class, as the case may be.

Limitations on the Rights to Own Securities in Our Company

Our Memorandum of Association and Articles and the laws of the State of Israel do not restrict in any way the ownership or voting of ordinary shares by non-residents, except that shares held by citizens of countries which are in a state of war with Israel will not confer any rights to their holders unless the Ministry of Finance consents otherwise.

Anti-takeover Provisions; Mergers and Acquisitions under Israeli Law

The Companies Law permits merger transactions with the approval of each party’s board of directors and generally requires shareholder approval as well. A merger with a wholly owned subsidiary does not require approval of the target company’s shareholders. A merger does not require approval of the surviving company’s shareholders if: (i) the merger does not require the adoption of amendments to the surviving company’s memorandum of association or articles and (ii) the surviving company does not issue more than 20% of its voting power in connection with the merger and as a result of the issuance no shareholder would become a controlling shareholder (for this purpose any securities convertible into shares of the surviving company that such person holds or that are issued to him in the course of the merger are deemed to have been converted or exercised). Shareholder approval of the surviving company would nevertheless be required if the other party to the merger, or a person holding more than 25% of the outstanding voting shares or means of appointing the board of directors of the other party to the merger, holds any shares of the surviving company. In accordance with the Companies Law, our Articles provide that a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution. The Companies Law provides that in determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or means of appointing the board of directors of the other party to the merger, or the relatives or companies controlled by these persons, are excluded from the vote. As described above, our Articles currently provide, under certain circumstances, including a merger of the Company, that two directors may require that, in addition to the majority prescribed by the Companies Law, a merger be approved by a resolution supported by shareholders present, in person or by proxy, vested with at least 50.1% of our outstanding shares. For additional voting requirements that may apply to us pursuant to Article 25.5 of our Articles in connection with a proposed merger see “Rights of Shareholders” above.

Under the Companies Law, a merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 50 days have passed from the time that a merger proposal was filed with the Israeli Registrar of Companies and 30 days have passed from the shareholder approval of the merger in each merging company.

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold greater than 45% of the voting rights in the company, unless there is another shareholder holding more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition: (1) was made in a private placement that received shareholder approval as a private placement and was meant to grant the purchaser 25% or more of the voting rights of a company in which no other shareholder holds 25% or more of the voting rights, or to grant the purchaser more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquiror holding 25% or of the voting rights in the company, or (3) was from a shareholder holding more than 45% of the voting rights in the company which resulted in the acquiror becoming a holder of more than 45% voting rights in the company.

If, as a result of an acquisition of shares, the acquiror will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or a full tender offer. A full tender offer is accepted if either: (i) holders of less than 5% of the outstanding shares do not accept the tender offer and more than half of the offerees who do not have a personal interest in accepting the tender offer accepted it, or (ii) holders of less than 2% of the outstanding shares do not accept the tender offer. If the full tender offer is not accepted, then the acquiror may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares.

The Companies Law provides for appraisal rights in the event a full tender offer is accepted if the shareholder files a request with the court within six months following the consummation of a full tender offer. The acquirer may provide in the tender offer documents that any shareholder that accepted the offer and tendered his shares will not be entitled to appraisal rights.

Duties of Shareholders and of Controlling Shareholders

Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his or her power in the company including, among other things, when voting in a general meeting of shareholders or in a class meeting on the following matters:

●	any amendment to the articles;

●	an increase in the company’s authorized share capital;

●	a merger; or

●	approval of related party transactions that require shareholder approval.

A shareholder also has a general duty to refrain from depriving any other shareholders of their rights as shareholders.

In addition, a duty to act with fairness towards the company is imposed on: (i) anyone who controls a company, i.e. a person that has the ability to direct the activity of a company, excluding an ability deriving merely from holding an officer or director or another office in the company (a person shall be presumed to control a corporation if he or she holds half or more of certain means of control, i.e. rights to vote at a general meeting and the right to appoint directors or general manager), (ii) any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and (iii) any shareholder who has the power to appoint or prevent the appointment of an office holder in the company. The Companies Law does not describe the substance of this duty of fairness.

5